Exhibit 3.3

CERTIFICATE OF

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MESA AIR GROUP, INC.

Pursuant to Nevada Revised Statutes 78.390 and 78.403, the undersigned officer of Mesa Air Group, Inc., a Nevada corporation, does hereby certify as follows:

A. The board of directors of the corporation has duly adopted resolutions proposing to amend and restate the articles of incorporation of the corporation as set forth below, declaring such amendment and restatement to be advisable and in the best interests of the corporation.

B. The amendment and restatement of the articles of incorporation as set forth below has been approved by a majority of the voting power of the stockholders of the corporation, which is sufficient for approval thereof.

C. This certificate sets forth the text of the articles of incorporation of the corporation as amended and restated in their entirety to this date as follows:

SECOND AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

MESA AIR GROUP, INC.

ARTICLE 1

NAME

The name of the corporation is Mesa Air Group, Inc. (the “Corporation”).

ARTICLE 2

REGISTERED OFFICE

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE 3

PURPOSE

The Corporation is formed for the purpose of engaging in any lawful act or activity for which corporations may be organized under the laws of the State of Nevada.

ARTICLE 4

AUTHORIZED CAPITAL STOCK

A. The total authorized capital stock of the Corporation shall consist of 125,000,000 shares of common stock, no par value per share (the “Common Stock”), and 5,000,000 shares of preferred stock, no par value per share (“Preferred Stock”).

Effective upon the filing of these Second Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada, each currently outstanding share of Common Stock shall be converted into and become [Range: 2 for 1 to 5 for 1] shares of Common Stock (collectively, the “Stock Split”). For each stockholder who would be entitled to a fraction of a share of Common Stock as a result of the Stock Split, the Corporation will issue such additional fraction of a share as is necessary to increase the fractional share to a full share. The Stock Split shall occur without any further action on the part of the Corporation or the stockholders thereof and whether or not certificates representing the stockholders’ shares prior to the Stock Split are surrendered for cancellation.

B. The board of directors of the Corporation (the “Board of Directors”) is authorized, to the fullest extent permitted under the Nevada Revised Statutes (as amended from time to time, the “NRS”), to designate and cause the Corporation to issue shares of Preferred Stock in one or more classes or series, and by filing a certificate of designation pursuant to and in accordance with the applicable laws of the State of Nevada (each, a “Preferred Stock Designation”), to establish the number of shares to be included in such class or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights thereof. To the extent provided in the Preferred Stock Designation relating to a class or series of Preferred Stock, the Board of Directors may increase (but not above the total number of then authorized and undesignated shares of Preferred Stock) or decrease (but not below the number of shares of that class or series of Preferred Stock then outstanding) the number of shares of such class or series, provided that in case the number of shares of any class or series shall be so decreased, the shares constituting such decrease shall resume the status of authorized and undesignated shares of Preferred Stock. There shall be no limitation or restriction on any variation between or among any classes or series of Preferred Stock as to the voting powers, designations, preferences, limitations, restrictions and relative rights thereof; and each class or series of Preferred Stock may vary in any and all respects from any other class or series of Preferred Stock, as and to the extent set forth in the Preferred Stock Designation providing for the issuance thereof.

ARTICLE 5

CERTAIN OWNERSHIP RESTRICTIONS

C. All capital stock of the Corporation shall be subject to the following limitations:

1. In no event shall persons or entities who fail to qualify as a “citizen of the United States,” as the term is defined in Section 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, as amended, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation, its predecessors and successors, from time to time, including any agent, trustee or representative of such persons or entities (a “Non-Citizen”), be entitled to own (beneficially or of record) and/or control more than (x) 24.9% of the aggregate votes of all outstanding shares of capital stock of the Corporation (the “Voting Cap Amount”) or (y) 49.0% of the total number of outstanding shares of capital stock of the Corporation (the “Control Cap Amount,” and together with the Voting Cap Amount, the “Cap Amounts”), in each case as more specifically set forth in the bylaws of the Corporation (the “Bylaws”).

2. Except as otherwise set forth in the Bylaws, the restrictions imposed by the Cap Amounts shall be applied to each Non-Citizen in reverse chronological order based upon the date of registration (or attempted registration in the case of the Control Cap Amount) on the separate stock record maintained by the Corporation or any transfer agent for the registration of capital stock held by Non-Citizens (the “Foreign Stock Record”) or the stock transfer records of the Corporation. At no time shall the shares of capital stock held by Non-Citizens be voted, unless such shares are registered on the Foreign Stock Record. In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any shares of capital stock, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership or control of a United States air carrier. In the event that any transfer or issuance of shares of capital stock to a Non-Citizen would result in Non-Citizens owning (beneficially or of record) more than the Control Cap Amount, such transfer or issuance shall be void and of no effect and shall not be recorded in the books and records of the Corporation. The Bylaws shall contain provisions to implement this Article 5, including without limitation, provisions restricting or prohibiting the transfer of shares of capital stock to Non-Citizens and provisions restricting or removing voting rights as to shares of capital stock owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Corporation and any stockholder.

D. Each certificate or other representative document for capital stock of the Corporation with voting rights (including each such certificate or representative document for such capital stock issued upon any permitted transfer of capital stock) shall contain a legend in substantially the following form:

THE SECURITIES OF MESA AIR GROUP, INC. REPRESENTED BY THIS CERTIFICATE OR DOCUMENT ARE SUBJECT TO VOTING RESTRICTIONS WITH RESPECT TO CERTAIN SECURITIES HELD BY PERSONS OR ENTITIES THAT FAIL TO QUALIFY AS “CITIZENS OF THE UNITED STATES” AS THE TERM IS DEFINED IN SECTION 40102 (a)(15) OF SUBTITLE VII OF TITLE 49 OF THE UNITED STATES CODE, AS AMENDED, IN ANY SIMILAR LEGISLATION OR THE UNITED STATES ENACTED IN SUBSTITUTION OR REPLACEMENT THEREFOR, AND AS INTERPRETED BY THE DEPARTMENT OF TRANSPORTATION, ITS PREDECESSORS AND SUCCESSORS, FROM TIME TO TIME. SUCH VOTING RESTRICTIONS ARE CONTAINED IN THE ARTICLES OF INCORPORATION AND THE BYLAWS OF MESA AIR GROUP, INC., AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME. A COMPLETE AND CORRECT COPY OF SUCH ARTICLES OF INCORPORATION AND THE BYLAWS SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF THE SECURITIES REPRESENTED HEREBY UPON WRITTEN REQUEST TO THE SECRETARY OF MESA AIR GROUP, INC.

ARTICLE 6

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Subject to any additional vote required by these Second Amended and Restated Articles of Incorporation (as further amended from time to time, the “Articles of Incorporation”) or the Bylaws, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws. Except as otherwise fixed or provided for pursuant to the Articles of Incorporation (including the Preferred Stock Designation for any class or series of then outstanding Preferred Stock), the number of directors of the Corporation shall be determined in accordance with the Bylaws. Elections of directors need not be by written ballot unless required by the Bylaws.

ARTICLE 7

LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS are amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

ARTICLE 8

INDEMNIFICATION

A. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (an “Other Entity”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees and costs) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in this Article 8, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors.

B. The Corporation shall pay the expenses (including attorneys’ fees and costs) incurred by a Covered Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 8 or otherwise.

C. If a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

D. The rights conferred on any Covered Person by this Article 8 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of these Articles of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

E. The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the corporation, or any person serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article 8.

F. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Other Entity shall be reduced by any amount such Covered Person collects as indemnification or advancement of expenses from such Other Entity.

G. Any amendment, repeal or modification of any provision of this Article 8 shall not adversely affect any right or protection of any Covered Person in respect of any act or omission occurring prior to such amendment, repeal or modification.

H. This Article 8 shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE 9

INAPPLICABILITY OF CERTAIN NEVADA STATUTES

A. At such time, if any, as the Corporation becomes a “resident domestic corporation” (as that term is defined in NRS 78.427), the Corporation shall not be subject to, or governed by, any of the provisions in NRS 78.411 to 78.444, inclusive, as amended from time to time, or any successor statutes.

B. In accordance with the provisions of NRS 78.378, the provisions of NRS 78.378 to 78.3793, inclusive, as amended from time to time, or any successor statutes, relating to acquisitions of controlling interests in the Corporation, shall not apply to the Corporation or to any acquisition of any shares of the Corporation’s capital stock.

ARTICLE 10

TRANSFER RESTRICTIONS

A. Definitions. As used in this Article 10, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):

1. “4.75-percent Transaction” means any Transfer described in clause (i) or (ii) of paragraph B(1) of this Article 10.

2. “4.75-percent Stockholder” a Person who owns 4.75% or more of the aggregate of (i) the Corporation’s then-outstanding Common Stock and (ii) the Corporation’s Stock. For this purpose (i) a Person’s ownership will be measured and determined pursuant to Section 382 of the Code, or any successor provision or replacement provision and the Treasury Regulations thereunder (ii) a Person’s ownership includes direct and indirect ownership and (iii) a Person’s ownership will include shares such Person would be deemed to constructively own or which otherwise would be aggregated with shares owned by such Person pursuant to Section 382 of the Code, or any successor provision or replacement provision and the Treasury Regulations thereunder (substituting 5 percent with 4.75 percent where relevant),

3. “Agent” has the meaning set forth in paragraph E of this Article 10.

4. “Change of Control” means any “person” or “group” (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) either becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of voting securities of the Corporation (or securities convertible into or exchangeable for such voting securities) representing 50% or more of the combined voting power of all voting securities of the Corporation (on a fully diluted basis) or otherwise has the ability, directly or indirectly, to elect a majority of the Board of Directors of the Corporation or any person or two or more persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence on the management or policies of the Corporation.

5. “Common Stock” means any interest in the common stock, no par value per share, of the Corporation that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

6. “Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the rulings issued thereunder.

7. “Corporation Security” or “Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Code), (iii) warrants, rights, options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v) or Treasury Regulation §1.382-4(d)(9)) to purchase Securities of the Corporation, and (iv) any Stock.

8. “Effective Date” means the date of filing of these Second Amended and Restated Articles of Incorporation of the Corporation with the Secretary of State of the State of Nevada.

9. “Excess Securities” has the meaning given such term in paragraph D of this Article 10.

10. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

11. “Expiration Date” means the earlier of (i) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this Article 10 is no longer necessary for the preservation of Tax Benefits, (ii) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, or (iii) such date as the Board of Directors shall fix in accordance with paragraph L of this Article 10.

12. “Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision. For purposes of applying Treasury Regulation § 1.382-2T(k)(2), the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding shares of Stock that would be attributed to any Person.

13. “Person” means any individual, firm, corporation or other legal entity, including a group of persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i); and includes any successor (by merger or otherwise) of such entity.

14. “Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

15. “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities if that such Transfer is prohibited and/or void under this Article 10.

16. “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).

17. “Purported Transferee” has the meaning set forth in paragraph D of this Article 10.

18. “Securities” and “Security” each has the meaning set forth in paragraph G of this Article 10.

19. “Stock” means any Common Stock or Preferred Stock that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18) and any nonstock instruments treated as stock for purposes of Section 382 of the Code inclusive of nonstock instruments treated as stock pursuant to Treasury Regulation § 1.382-2T(f)(18) and other options (within the meaning of Treasury Regulation § 1.382-4(d)(9)) if characterized as stock under Treasury Regulation § 1.382-4(d) or under general principles of U.S. federal income tax law. If substantial uncertainty exists as to the designation of a particular nonstock instrument as Stock for this purpose, such instrument will be included in or excluded from the definition of Stock for a Person in a manner most likely to preserve Tax Benefits.

20. “Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.

21. “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.

22. “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, claim of worthlessness subject to Section 382(g)(4)(D) of the Code, pledge or other disposition or other action taken by a Person, other than the Corporation, that alters the Percentage Stock Ownership of any Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v) or Treasury Regulation §1.382-4(d)(9)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Stock by the Corporation.

23. “Transferee” means any Person to whom Corporation Securities are Transferred.

24. “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.

B. Transfer And Ownership Restrictions.

1. To preserve the Tax Benefits, from and after the Effective Date of this Article 10 any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio if, as a result of such Transfer (or any series of Transfers of which such Transfer is a part) (i) any Person or Persons would become a 4.75-percent Stockholder, or (ii) the Percentage Stock Ownership in the Corporation of any 4.75-percent Stockholder would be increased.

2. To ensure the Corporation’s capacity purchase share agreements are not subject to early termination, from and after the Effective Date any attempted Transfer of Corporation Securities shall be prohibited and void ab initio if, as a result of such Transfer (or series of Transfers of which such Transfer is a part), a Change of Control would occur.

C. Exceptions.

1. Notwithstanding anything to the contrary in this Article 10, Transfers to a Public Group shall be permitted.

2. The restrictions set forth in paragraph B of this Article 10 shall not apply to certain transactions approved by the Board of Directors, including, but not limited to, a merger or consolidation, in which all holders of Common Stock (and/or Corporation Securities) receive or are offered the same opportunity to receive, cash or other consideration for all such Common Stock (and/or Corporation Securities), and upon the consummation of which the acquirer will own at least a majority of the outstanding shares of Common Stock (and/or Corporation Securities), (B) a tender or exchange offer by the Corporation to purchase Corporation Securities, (C) a purchase program effected by the Corporation on the open market and not the result of a privately-negotiated transaction, or (D) any optional or required redemption of a Corporation Security pursuant to the terms of such security.

3. The restrictions set forth in paragraph B of this Article 10 shall not apply to an attempted Transfer (including, without limitation, a 4.75-percent Transaction) if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this paragraph C of Article 10, the Board of Directors, may, in its discretion, require (at the expense of the transferor and/or Transferee) reasonable documentation, including, without limitation, an opinion of counsel or other tax advisor selected by the Board of Directors that the Transfer should not result in the application of any Section 382 of the Code limitation on the use of the Tax Benefits; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the Corporation. Further, the restrictions set forth in paragraph B of this Article 10 shall not apply to an attempted Transfer (including, without limitation, a 4.75-percent Transaction) if the Board determines (treating all holder of Common Stock similarly) in its reasonable discretion that such restrictions are not necessary to preserve the value of the Tax Benefits. The Board of Directors may impose any conditions that it deems reasonable and appropriate in connection with any approval granted pursuant to this subparagraph (3), including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this Article 10 through duly authorized officers or agents of the Corporation. Nothing in this paragraph C of this Article 10 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

D. Excess Securities.

1. No employee or agent of the Corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights as a stockholder of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are Transferred to the Agent pursuant to paragraph E of this Article 10 or until an approval is obtained under paragraph C of this Article 10. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of paragraphs D or E of this Article 10 shall also be a Prohibited Transfer.

2. The Corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to its direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article 10, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of stock and other evidence that a Transfer will not be prohibited by this Article 10 as a condition to registering any transfer.

E. Transfer To Agent; Rescission.

If the Board of Directors determines that an attempted Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, then, at the election of the Board of Directors, (1) the Purported Transferee and the transferor shall take all steps necessary to rescind the Prohibited Transfer or (ii) shall Transfer or cause to be Transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer and, provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except if the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to paragraph F of this Article 10 if the Agent rather than the Purported Transferee had resold the Excess Securities.

F. Application Of Proceeds And Prohibited Distributions.

The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (a) first, such amounts shall be paid to the Agent if necessary to cover its costs and expenses incurred in connection with its duties hereunder; (b) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (c) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this paragraph F of Article 10. In no event shall the proceeds of any sale of Excess Securities pursuant to this paragraph F of Article 10 inure to the benefit of the Corporation or the Agent, except if used to cover costs and expenses incurred by Agent in performing its duties hereunder.

G. Modification Of Remedies For Certain Indirect Transfers.

In the event of any Transfer which does not involve a transfer of securities of the Corporation within the meaning of applicable law (“Securities,” and individually, a “Security”) but which would cause a 4.75-percent Stockholder to violate a restriction on Transfers provided for in this Article 10, the application of paragraphs E and F of this Article 10 shall be modified as described in this paragraph G of this Article 10. In such case, no such 4.75-percent Stockholder shall be required to dispose of any interest that is not a Security, but such 4.75-percent

Stockholder and/or any Person whose ownership of Securities is attributed to such 4.75-percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.75-percent Stockholder, following such disposition, not to be in violation of this Article 10. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in paragraphs E and F of this Article 10, except that the maximum aggregate amount payable either to such 4.75-percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such 4.75-percent Stockholder or such other Person. The purpose of this paragraph G of Article 10 is to extend the restrictions in paragraphs B and E of this Article 10 to situations in which there is a 4.75-percent Transaction without a direct Transfer of Securities, and this paragraph G of Article 10, along with the other provisions of this Article 10, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

H. Legal Proceedings; Prompt Enforcement.

If the Purported Transferee fails to rescind the transaction or surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the Corporation makes a written demand pursuant to paragraph E of this Article 10 (whether or not made within the time specified in paragraph E of this Article 10), then the Corporation shall promptly take all reasonable actions which the Board of Directors believes are appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this paragraph H of Article 10 shall (i) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article 10 being void ab initio, (ii) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (iii) cause any failure of the Corporation to act within the time periods set forth in paragraph E of this Article 10 to constitute a waiver or loss of any right of the Corporation under this Article 10. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article 10.

I. [Intentionally Deleted.]

J. Obligation To Provide Information.

As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the Corporation may reasonably request from time to time to determine compliance with this Article 10 or the status of the Tax Benefits of the Corporation.

K. Legends.

Any certificates issued by the Corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this Article 10 shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN TRANSFER RESTRICTIONS SET FORTH IN THE SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION (AS THERETOFORE AMENDED, THE “CHARTER”), OF THE CORPORATION. A COPY OF THE CHARTER CONTAINING SUCH TRANSFER RESTRICTIONS IS AVAILABLE UPON WRITTEN REQUEST TO THE CORPORATION’S CORPORATE SECRETARY AT ITS PRINCIPAL PLACE OF BUSINESS.”

L. Authority Of Board Of Directors.

1. The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article 10, including, without limitation, (i) the identification of 4.75-percent Stockholders, (ii) whether a Transfer is a 4.75-percent Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any 4.75-percent Stockholder, (iv) whether an instrument constitutes a Corporation Security or Stock, (v) the amount (or fair market value) due to a Purported Transferee pursuant to paragraph F of this Article 10, and (vi) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article 10. In addition, the Board of Directors may, if permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article 10 (including, without limitation, for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits) and for the orderly application, administration and implementation of this Article 10.

2. Nothing contained in this Article 10 shall limit the authority of the Board of Directors to take such other action if permitted by law as it deems necessary or advisable in preserving the Tax Benefits or otherwise. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) accelerate or extend the Expiration Date, (ii) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article 10, (iii) modify the definitions of any terms set forth in this Article 10 or (iv) modify the terms of this Article 10 as appropriate, in the instance of the restriction in B(1) of Article 10 only, to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that in such instance only the Board of Directors shall not cause there to be such acceleration, extension or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

3. In the case of an ambiguity in the application of any of the provisions of this Article 10, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article 10 requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article 10. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article 10. The Board of Directors may delegate all or any portion of its duties and powers under this Article 10 to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Article 10 through duly authorized officers or agents of the Corporation. Nothing in this Article 10 shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

M. Reliance.

To the fullest extent permitted by law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article 10. The members of the Board of Directors and officers of the Corporation shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities which are described in Rule 13d-1(d) of Regulation 13D-G and are owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

N. Benefits Of This Article 10.

Nothing in this Article 10 shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article 10. This Article 10 shall be for the sole and exclusive benefit of the Corporation and the Agent.

O. Severability.

If any provision of this Article 10 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article 10.

P. Waiver.

With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article 10, (i) the Board of Directors shall have full power and authority to waive any condition or provision on behalf of the Corporation or the Agent; (ii) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (iii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

ARTICLE 11

AMENDMENTS

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner, and subject to approval by stockholders as now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided that any amendment to this Article 11 shall be effective only upon the affirmative vote of the holders of at least two-thirds of the voting power of the shares of the then outstanding stock of the Corporation, voting together as a single class.

ARTICLE 12

DEEMED NOTICE AND CONSENT

To the fullest extent permitted by law, each and every natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity purchasing or otherwise acquiring any interest (of any nature whatsoever) in any shares of the capital stock of the Corporation shall be deemed, by reason of and from and after the time of such purchase or other acquisition, to have notice of and to have consented to all of the provisions of (a) the Articles of Incorporation (including, without limitation, this Article 12), (b) the Bylaws and (c) any amendment to the Articles of Incorporation or the Bylaws enacted or adopted in accordance with the Articles of Incorporation, the Bylaws and applicable law.

IN WITNESS WHEREOF, I have executed this Certificate of Second Amended and Restated Articles of Incorporation of Mesa Air Group, Inc. as of __________, 2018.

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